Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

ELECTROMED, INC. REPORTS FISCAL YEAR 2014 SECOND QUARTER RESULTS

New Prague, Minnesota – February 11, 2014 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the Company’s second quarter of fiscal 2014.

Net revenues in the quarter were approximately $3.50 million, a 9% decrease compared to $3.86 million in the same period of fiscal 2013. The Company reported a net loss of approximately $0.2 million, or three cents per basic and diluted share, for the second quarter of fiscal 2014, compared to a net loss of approximately $0.4 million, or five cents per basic and diluted share, for the same period of fiscal 2013.

The modest decline in total revenues in the second quarter of fiscal 2014 was attributable to lower average prices received from health care insurers due to their increased focus on controlling health care costs as well as more rigorous scrutiny by insurers of reimbursement requests for a wide range of medical devices and other health care products.

The decline in homecare revenue of approximately $0.4 million in the second quarter was partially offset by an increase in government/institutional revenue of $0.1 million compared to the same period of fiscal 2013. Gross margins in the second quarter rose to 72.1% as compared to 65.2% in the same period in the prior year. This was primarily due to the buildup of inventory in anticipation of the launch of the SmartVest SQL product for which we received FDA clearance in late December 2013. Overall, the smaller net loss in the second quarter was primarily due to the improved gross margins and lower operating expenses.

Operating expenses declined about $0.3 million compared with the second quarter of last year and were essentially flat as a percentage of sales due to the lower revenues in the second quarter of fiscal 2014 as compared to the second quarter of the prior year.

The Company had positive operating cash flow of approximately $0.4 million and increased its cash balance by approximately $0.2 million during the quarter.

Commenting on the Company’s results, Electromed 's Chief Executive Officer, Kathleen Skarvan said, “We continued to see pressure on our revenues in the second quarter of fiscal 2014 driven by uncertainty surrounding health care reform and the Affordable Care Act combined with ongoing efforts by health insurers to control costs. Despite these challenges, we reduced the reported net loss and added cash to the balance sheet and I am proud of the team for the progress they continue to make in improving the Company’s overall financial position.

Electromed, Inc.

Results for the Three-Months Ended December 30, 2013

On a very positive note, we announced the launch of the Company’s newest product, the SmartVest SQL, in late December and began shipping it to patients in mid-January. It is a significant step forward in high frequency chest wall oscillation therapy as it is smaller, lighter and quieter than our previous model, the SV2100. Patients have been asking for these improvements and we delivered with SQL. We believe it will make therapy adherence even easier, a goal long sought by physicians and clinicians.

While the environment remains challenging, we believe SQL gives us an advantage in competing for the attention of doctors, clinicians and patients. We will be rolling SQL out in the domestic HomeCare market as the third quarter progresses.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s beliefs regarding the impact of industry trends and legislation on revenue, the Company’s revenue growth and cost control strategies, and the Company’s beliefs and expectations regarding its SQL product, including the timing of shipments in the domestic homecare market. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, and delays in manufacturing and shipment of our products, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31, 2013	June 30, 2013
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,236,576	$503,564
Accounts receivable (net of allowances for doubtful accounts of $45,000)	7,040,935	9,014,043
Inventories	2,266,734	1,379,594
Prepaid expenses and other current assets	298,611	428,843
Income taxes receivable	868,645	538,285
Deferred income taxes	557,000	557,000
Total current assets	12,268,501	12,421,329
Property and equipment, net	3,761,465	3,743,675
Finite-life intangible assets, net	1,019,724	1,080,734
Other assets	348,093	310,089
Total assets	$17,397,783	$17,555,827

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$45,156	$57,540
Accounts payable	1,301,835	643,681
Accrued compensation	321,072	565,023
Warranty reserve	700,000	680,000
Other accrued liabilities	234,337	247,267
Total current liabilities	2,602,400	2,193,511
Long-term debt, less current maturities.	1,274,775	1,332,455
Deferred income taxes	103,000	103,000
Total liabilities	3,980,175	3,628,966

Commitments and Contingencies (Note 7)

Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,114,252 shares	81,143	81,143
Additional paid-in capital	13,200,352	13,134,938
Retained earnings	136,113	710,780
Total equity	13,417,608	13,926,861
Total liabilities and equity	$17,397,783	$17,555,827

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2013	2012	2013	2012

Net revenues	$3,501,075	$3,856,370	$6,919,253	$7,887,656
Cost of revenues	978,029	1,342,002	2,040,375	2,552,455
Gross profit	2,523,046	2,514,368	4,878,878	5,335,201

Operating expenses
Selling, general and administrative	2,739,104	3,000,532	5,463,032	5,816,544
Research and development	92,735	109,250	301,843	210,440
Total operating expenses	2,831,839	3,109,782	5,764,875	6,026,984
Operating loss	(308,793)	(595,414)	(885,997)	(691,783)
Interest expense, net of interest income of $3,940, $10,975, $11,338, and $15,322 respectively	19,469	25,777	34,670	62,516
Net loss before income taxes	(328,262)	(621,191)	(920,667)	(754,299)

Income tax benefit (expense)	89,000	210,000	346,000	272,000

Net loss	$(239,262)	$(411,191)	$(574,667)	$(482,299)

Loss per share:
Basic and diluted	$(0.03)	$(0.05)	$(0.07)	$(0.06)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252	8,114,252	8,114,252
Diluted	8,114,252	8,114,252	8,114,252	8,114,252

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended December 31,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(574,667)	$(482,299)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	259,074	231,918
Amortization of finite-life intangible assets	63,235	66,234
Amortization of debt issuance costs	8,136	6,377
Share-based compensation expense	65,414	86,382
Loss on disposal of property and equipment	28,178	22,020
Changes in operating assets and liabilities:
Accounts receivable	1,973,108	1,125,717
Inventories	(887,140)	493,388
Prepaid expenses and other assets	(210,972)	(272,371)
Accounts payable and accrued liabilities	407,275	(74,972)
Net cash provided by operating activities	1,131,641	1,202,394

Cash Flows From Investing Activities
Expenditures for property and equipment	(291,044)	(482,122)
Expenditures for finite-life intangible assets	(2,225)	(28,092)
Net cash used in investing activities	(293,269)	(510,214)

Cash Flows From Financing Activities
Net payments on revolving line of credit	—	(1,168,128)
Principal payments on long-term debt including capital lease obligations	(70,064)	(220,871)
Payments of deferred financing fees	(35,296)	—
Net cash used in financing activities	(105,360)	(1,388,999)
Net increase (decrease) in cash and cash equivalents	733,012	(696,819)
Cash and cash equivalents
Beginning of period	503,564	1,702,435
End of period	$1,236,576	$1,005,616

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